Exhibit 10.16

KYTHERA BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of April 2, 2012 (the “Effective Date”) by and between Kythera Biopharmaceuticals, Inc. (the “Company”) and Jeffrey Webster (“Employee”), and amends and restates in its entirety that certain Employment Agreement (the “Prior Agreement”) entered into between the Company and Employee effective as of June 1, 2009.

1.                                      Duties and Scope of Employment.

(a)                                 Positions and Duties.  As of the Effective Date, Employee will serve as Senior Vice President, Operations.  Employee will render such business and professional services in the performance of his or her duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him or her by Employee’s assigned supervisor.  The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Obligations.  During the Employment Term, Employee will perform his or her duties faithfully and to the best of his or her ability and will devote his or her full business efforts and time to the Company.  For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer (“CEO”).

2.                                      At-Will Employment.  The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Employee understands and agrees that neither his or her job performance nor promotions, commendations, incentive compensation or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

3.                                      Compensation.  The Company will initially pay Employee as compensation for his or her services a salary at the annualized rate of $255,960 (as may be adjusted from time to time, the “Base Salary”).  The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding and authorized deductions.  Employee will also be eligible to be paid an annual cash incentive.  This annual cash incentive will initially be targeted at 25% of actual earned Base Salary in a calendar year, but may be adjusted from time to time.  The formula for calculating achievement against this target bonus will be tied to the achievement of both annual corporate and personal goals.  Any cash incentive earned pursuant to this paragraph will be paid to Employee no later than March 15 of the year following the year in which such bonus was earned.

4.                                      Employee Benefits.  During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.                                      Vacation.  Employee will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6.                                      Expenses.  The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.                                      Change of Control.

(a)                                 Equity Awards Granted Prior to the Effective Date.  In the event of a Change of Control, subject to Employee’s continued status as an employee with the Company through the effective date of such Change of Control, 50% of Employee’s outstanding, unvested equity awards granted prior to the Effective Date will vest and become exercisable on the effective date of such Change of Control.  Unless earlier accelerated pursuant to Section 8 below, the remaining portion of Employee’s unvested equity awards that were granted prior to the Effective Date will continue to vest and become exercisable in accordance with their original vesting schedule; provided, however, that any unvested portion of Employee’s outstanding equity awards will vest and become exercisable on the first to occur of (i) Employee’s termination by the Company other than for Cause; (ii) Employee’s termination for Good Reason; or (iii) if Employee remains an employee through such date, the date that is eighteen (18) months following the effective date of the Change of Control.

(b)                                 Restricted Stock.  Notwithstanding anything to the contrary contained herein, for the purposes of this Section 7, “equity awards” shall not include shares of restricted stock held by Employee.  For purposes of clarity, such shares of restricted stock will vest in accordance with the terms of the restricted stock purchase agreement under which they were purchased.

8.                                      Severance.

(a)                                 Other than During a Change of Control Period.  If, at any time other than during a Change of Control Period, Employee’s employment with the Company terminates due to an involuntary termination by the Company other than for Cause, death, or Disability, then, subject to Employee delivering a Release (the “Release”) to the Company in a form prescribed by the Company in substantially the form attached hereto and marked as Exhibit A that becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), and subject to Section 8(d), (i) Employee will receive a lump sum cash payment equal to six (6) months of Base Salary, less applicable withholding, in accordance with the Company’s standard payroll practices, with such lump sum payment to be paid no later than ten (10) business days following the date the Release becomes effective and irrevocable, (ii) if Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and Employee’s dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for such coverage for Employee and his or her covered dependents for the lesser of (A)

six (6) months from the date of Employee’s termination of employment, or (B) the date upon which Employee and his or her covered dependents are covered by similar plans of Employee’s new employer and (iii) if Employee has elected coverage for Employee or Employee and Employee’s covered dependents under the Company’s high deductible health plan as of immediately prior to Employee’s termination of employment, Employee shall be paid an amount equal to fifty percent (50%) of the full amount of healthcare savings account contributions the Company intended to make in the year in which Employee terminated employment, without regard to any amount the Company has already made to Employee’s healthcare savings account for such year, such payment to be made in a cash lump sum, less applicable withholding, no later than ten (10) business days after the Release Deadline.  COBRA reimbursements will be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy.

(b)                                 During a Change of Control Period.  If, during a Change of Control Period, Employee’s employment with the Company terminates due to an involuntary termination by the Company other than for Cause, death, or Disability, or due to Employee’s voluntary termination for Good Reason, then, subject to Employee delivering a Release to the Company in a form prescribed by the Company in substantially the form attached hereto and marked as Exhibit A that becomes effective and irrevocable no later than the Release Deadline, and subject to Section 8(d), (i) Employee will receive a lump sum cash payment equal to twelve (12) months of Base Salary, less applicable withholding, in accordance with the Company’s standard payroll practices, with such lump sum payment to be paid no later than ten (10) business days following the date the Release becomes effective and irrevocable, (ii) the vesting and, if applicable, exercisability of each outstanding option, restricted stock unit, restricted stock award and other equity award held by Employee on the date of such termination shall fully accelerate as of the date of such termination, (iii) if Employee timely elects continuation coverage pursuant to COBRA for Employee and Employee’s dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for such coverage for Employee and his or her covered dependents for the lesser of (A) twelve (12) months from the date of Employee’s termination of employment, or (B) the date upon which Employee and his or her covered dependents are covered by similar plans of Employee’s new employer and (iv) if Employee has elected coverage for Employee or Employee and Employee’s covered dependents under the Company’s high deductible health plan as of immediately prior to Employee’s termination of employment, Employee shall be paid an amount equal to the full amount of healthcare savings account contributions the Company intended to make in the year in which Employee terminated employment, without regard to any amount the Company has already made to Employee’s healthcare savings account for such year, such payment to be made in a cash lump sum, less applicable withholding, no later than ten (10) business days after the Release Deadline.  COBRA reimbursements will be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy.

(c)                                  Timely Release Required.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.  If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement.  It is expected that all severance under this Agreement will be exempt from Section 409A (as defined below) as a payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  However, if this is not the case, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined herein) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by the provisions of Section 409A (see Section 8(d) below).  Subject to Section 8(d), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided in this Agreement.  If Employee should die before all of the severance amounts to which Employee is entitled have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.

(d)                                 Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, no severance payable to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to Employee’s death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death (and in all cases within ninety (90) days of Employee’s death) and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)                               Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv)                              Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.  For purposes of this Agreement, “Section 409A Limit” means 2 times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.

(v)                                 The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

9.                                      Section 280G.

(a)                                 In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement will be either

(1)                                 delivered in full, or

(2)                                 delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Any reduction in payments and/or benefits required by this Section 9 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Employee.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Employee’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event will Employee exercise any discretion with respect to the ordering of any reductions of payments or benefits under this Section 9.

(b)                                 Unless the Company and Employee otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants or a national “Big Four” accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.                               Definitions.

(a)                                 “Cause” will mean: Employee’s failure to perform his or her assigned duties or responsibilities as an employee (other than a failure resulting from Employee’s Disability) after written notice thereof from the Company describing Employee’s failure to perform such duties or responsibilities; (ii) Employee engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Employee’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Employee’s breach of any confidentiality agreement or invention assignment agreement between Employee and the Company (or any affiliate of the Company); or (v) Employee being convicted of, or entering a plea of nolo contendere to, any crime of moral turpitude.

(b)                                 “Change of Control” will mean the occurrence of any of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c)                                  “Change of Control Period” will mean the period of time commencing one month prior to a Change of Control and ending eighteen (18) months after the Change of Control.

(d)                                 “Disability” will mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(e)                                  “Good Reason” will mean Employee’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without Employee’s express consent: (i) a material diminution of Employee’s Base Salary or target annual performance bonus; (ii) a material diminution in Employee’s authority, duties or responsibilities; or (iii) a material negative change in geographic location at which Employee must perform services (that is, Employee’s relocation to a location more than fifty (50) miles from Employee’s then present location).  Employee may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the first occurrence of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days during which the event is not cured.

Notwithstanding the foregoing, and only for purposes of the acceleration of Employee’s equity awards pursuant to Section 7 and Section 8(b)(ii) of this Agreement, “Good Reason” will also include Employee’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed above) following the occurrence of:  (i) Employee’s differential treatment from other senior management within the Company in a manner that affects Employee materially and adversely, excluding differences that arise by virtue of differences in the office and job responsibilities of each member of senior management, including, but not limited to, the following:

(1)                                                         payment of or increase in Base Salary,

(2)                                                         aggregate amount, percentage or timing of payment of Base Salary (including increases),

(3)                                                         amount, percentage, timing, calculation or payout of any special or annual bonuses,

(4)                                                         setting of any special or annual bonus targets,

(5)                                                         grant of, participation in, or costs charged for benefits of any kind, including, but not limited to, medical, vision, dental, life insurance, disability insurance, sick pay, and vacation leave,

(6)                                                         participation, amount, vesting or conditions of equity grants (including stock options),

(7)                                                         participation, amount, vesting, conditions or award calculations of long-term incentive programs,

(8)                                                         participation, amount, vesting, conditions or award calculations of stock unit awards,

(9)                                                         participation, amount, vesting, conditions or award calculations of deferred compensation,

(10)                                                  participation, amount, vesting, conditions or award calculations of retirement contributions, or

(11)                                                  participation, amount, vesting, conditions or award calculations for supplemental retirement plans.

11.                               Confidential Information.  Employee agrees to continue to abide by the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

12.                               Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

13.                               Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Kythera Biopharmaceuticals, Inc.

27200 West Agoura Road, Suite 200

Calabasas, California 91301

Attn:  Corporate Secretary

If to Employee:

at the last residential address known by the Company.

14.                               Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.                               Arbitration.

(a)                                 General.  The Company and Employee each agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  Disputes that the Company and Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  The Company and Employee further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b)                                 Procedure.  The Company and Employee agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Employee will pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had he or she filed a complaint in a court of law.  The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law will take precedence.  The decision of the Arbitrator will be in writing.  Any arbitration under this Agreement will be conducted in Los Angeles County, California.

(c)                                  Remedy.  Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Employee and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)                                 Administrative Relief.  Employee understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.

(e)                                  Voluntary Nature of Agreement.  Each of the Company and Employee acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone.  Employee further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving his or her right to a jury trial.  Finally, Employee agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

16.                               Integration.  This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral including, without limitation, the Prior Agreement.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17.                               Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18.                               Governing Law.  This Agreement will be governed by the laws of the State of California with the exception of its conflict of laws provisions.

19.                               Acknowledgment.  Employee acknowledges that he or she has had the opportunity to discuss this matter with and obtain advice from his or her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.                               Miscellaneous Provisions.

(a)                                 Amendment.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee) that is expressly designated as an amendment to this Agreement.

(b)                                 Waiver.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith Leonard

Title:	President and CEO

JEFFREY WEBSTER:

Signature:	/s/ Jeffrey Webster

Print Name:	Jeffrey Webster

[Signature Page to Amended and Restated Employment Agreement]

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Jeffrey Webster (“Employee”) and Kythera Biopharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Amended and Restated Employment Agreement with the Company dated April 2, 2012 (the “Employment Agreement”);

WHEREAS, Employee signed a Confidential Information and Invention Assignment Agreement with the Company on [insert date signed] (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a Stock Option Agreement, dated [DATE], granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s [YEAR] Stock Option Plan and Stock Option Agreement (collectively the “Stock Agreements”);

[WHEREAS, the Company and Employee have entered into a Restricted Stock Purchase Agreement dated [DATE] for Employee to purchase shares of the Company’s common stock subject to the terms and conditions of the Restricted Stock Purchase Agreement (the “Restricted Stock Purchase Agreement”), and further subject to the Company’s option to repurchase the restricted stock, as set forth in the Restricted Stock Purchase Agreement (the “Repurchase Option”);]

WHEREAS, the Employee’s employment with the Company terminated effective [DATE] (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.                                      Consideration.  The Company agrees to provide Employee the severance pursuant to Section 8 of the Employment Agreement.  For the avoidance of doubt, such severance includes the payment to Employee of a lump sum equivalent to [NUMBER] months of Employee’s base salary, for a total of [TYPE AMOUNT] Dollars ($[AMOUNT]), less applicable withholdings.  This payment will be made to Employee within ten (10) business days after the Effective Date of this Agreement, but in all cases will be paid no later than March 15 of the year following the Termination Date (assuming this Agreement becomes effective by such date).  Company further agrees to reimburse Employee for COBRA coverage for Employee and his or her covered dependents from the Effective Date of this Agreement through [DATE], or until Employee and his or her covered dependents are covered by similar plans of Employee’s new employer, whichever occurs first, provided Employee timely elects COBRA coverage.  COBRA reimbursements shall be made monthly by the Company to Employee consistent with the Company’s normal expense reimbursement policy.  Pursuant to this Agreement, Employee is obligated to notify the Company within five (5) business days of the date Employee and his or her covered dependents are covered by similar plans of Employee’s new employer.

2.                                      Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration detailed in Section 1 of this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting (including any acceleration of vesting pursuant to the Employment Agreement), and any and all other benefits and compensation due to Employee.

3.                                      Stock.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, and including any acceleration provisions contained in the Employment Agreement or the Stock Agreements, Employee will be considered to have vested only up to the time of the Termination Date.  Employee acknowledges and agrees that he or she has vested in [NUMBER, INCLUDING ANY SHARES ACCELERATED PURSUANT TO THE

EMPLOYMENT AGREEMENT OR THE STOCK AGREEMENTS] shares as of the Termination Date.  The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

[The Parties agree that for purposes of determining the number of shares of the Company’s common stock that have been released from the Company’s Repurchase Option under the Restricted Stock Purchase Agreement, and including any acceleration provisions contained in the Employment Agreement or the Restricted Stock Purchase Agreement, Employee shall be considered to have vested in, and the Company’s Repurchase Option shall be considered to have been terminated as to, [NUMBER, INCLUDING ANY SHARES ACCELERATED PURSUANT TO THE RSPA] of the total shares purchased by Employee pursuant to the Restricted Stock Purchase Agreement.  The Repurchase Option shall continue to exist with respect to the remaining [NUMBER] of the total shares purchased by Employee pursuant to the Restricted Stock Purchase Agreement.  All shares, including those no longer subject to the Repurchase Option, shall continue to be governed by the terms and conditions of the Restricted Stock Purchase Agreement.]

4.                                      Release of Claims; Non-Disparagement.  In exchange for the consideration provided under this Agreement, Employee agrees to release any and all claims arising against the Company or any of its directors, officers, or current and former employees as of the date of the execution of this Agreement including, but not limited to, the following: (a) claims arising under the federal or any state constitution; (b) claims arising under the federal or any state statute, including the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress; (e) any claim for attorneys’ fees and costs; (f) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company; and (g) any and all other claims arising from Employee’s employment relationship with the Company or the termination of that relationship.  Employee agrees that he or she will not file any legal action asserting any such claims.  Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law.  In addition, Employee agrees not to defame, disparage, publish any defamatory materials or make statements or disparaging remarks which could embarrass or cause harm to the Company, its name and reputation, its business, or any of its owners, directors, officers or employees.  The foregoing shall not be violated by truthful statements given when compelled by law.

5.                                      Acknowledgment of Waiver of Claims under ADEA.  This section is only applicable to employees over the age of 40 on the Termination Date.  Employee acknowledges that he or she is waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he or she has been advised by this writing that: (a) he or she should consult with an attorney prior to executing this Agreement; (b) he or she has twenty-one (21) days within which to consider this Agreement; (c) he or she has seven (7) days following his or her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he or she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

6.                                      California Civil Code Section 1542.  Employee acknowledges that he or she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he or she may have thereunder, as well as under any other statute or common law principles of similar effect.

7.                                      Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.  Employee’s signature below constitutes his or her certification under penalty of perjury that he or she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his or her employment with the Company, or otherwise belonging to the Company.

8.                                      Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

9.                                      Effective Date.  If the Employee is over the age of 40 on the Termination Date, each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If the Employee is under the age of 40 on the Termination Date this Agreement will become effective on the date it was signed by both Parties (the “Effective Date”)

10.                               Voluntary Execution of Agreement.  Employee understands and agrees that he or she has executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his or her claims against the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Jeffrey Webster, an individual

Dated:
Jeffrey Webster

Kythera Biopharmaceuticals, Inc.

Dated:	By
[Click and Type Officer Name]
[Click and Type Title]